Exhibit 10(l)

K. Hovnanian Companies, LLC

Plan Document

AMENDMENT AND RESTATEMENT

EFFECTIVE JANUARY 1, 2022

TABLE OF CONTENTS

Page

Purpose         1

Article 1 Definitions         1

Article 2 Selection, Enrollment, Eligibility         8

2.1         Selection by Committee         8

2.2         Enrollment Requirements         8

2.3         Eligibility; Commencement of Participation         8

2.4         Termination of Participation and/or Deferrals         9

Article 3 Deferral Commitments/Company Contributions/Crediting/Taxes         9

3.1         Restricted Share Unit Deferrals         9

3.2         Election to Defer; Effect of Election Form         9

3.3         Annual Company Make-Whole Contribution Amount         11

3.4         Investment of Trust Assets         11

3.5         Sources of Stock         11

3.6         Vesting         12

3.7         Crediting/Debiting of Account Balances         13

3.8         FICA and Other Taxes         16

3.9         Distributions         17

Article 4 Short-Term Payout; Unforeseeable Financial Emergencies; Withdrawal Election         17

4.1         Short-Term Payout         17

4.2         Other Benefits Take Precedence Over Short-Term Payout         18

4.3         Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies         19

Article 5 Retirement Benefit         19

5.1         Retirement Benefit         19

5.2         Payment of Retirement Benefit         19

Article 6 Pre-Retirement Survivor Benefit         22

6.1         Pre-Retirement Survivor Benefit         22

6.2         Payment of Pre-Retirement Survivor Benefit         22

6.3         Death Prior to Completion of Termination Benefit or Retirement Benefit         22

Article 7 Termination Benefit         22

7.1         Termination Benefit         22

7.2         Payment of Termination Benefit         22

Article 8 Beneficiary Designation         23

8.1         Beneficiary         23

8.2         Beneficiary Designation; Change         23

8.3         Acceptance         24

8.4         No Beneficiary Designation         24

8.5         Doubt as to Beneficiary         24

8.6         Discharge of Obligations         24

Article 9 Termination, Amendment or Modification         25

9.1         Termination         25

9.2         Amendment         26

9.3         Plan Agreement         26

9.4         Effect of Payment         26

9.5         Amendment to Ensure Proper Characterization of the Plan         26

Article 10 Administration         26

10.1         Committee Duties         26

10.2         Agents         27

10.3         Binding Effect of Decisions         27

10.4         Indemnity of Committee         27

10.5         Employer Information         27

Article 11 Other Benefits and Agreements         27

11.1         Coordination with Other Benefits         27

Article 12 Claims Procedures         28

12.1         Scope of Claims Procedures         28

12.2         Initial Claim         28

12.3         Review Procedures         29

12.4         Calculation of Time Periods         29

12.5         Legal Action         30

Article 13 Trust         30

13.1         Establishment of the Trust         30

13.2         Interrelationship of the Plan and the Trust         30

13.3         Distributions From the Trust         30

Article 14 Miscellaneous         31

14.1         Status of Plan         31

14.2         Unsecured General Creditor         31

14.3         Employer's Liability         31

14.4         Nonassignability         31

14.5         Not a Contract of Employment         31

14.6         Furnishing Information         32

14.7         Terms         32

14.8         Captions         32

14.9         Governing Law         32

14.10         Notice         32

14.11         Successors         33

14.12         Spouse's Interest         33

14.13         Validity         33

14.14         Incompetent         33

14.15         Court Order         33

14.16         Acceleration of Distribution         33

14.17         Delay in Payment         34

14.18         Prohibited Acceleration/Distribution Timing         34

14.19         Insurance         34

14.20         Aggregation of Employers         35

14.21         Aggregation of Plans         35

14.22         USERRA         35

14.23         Legal Fees to Enforce Rights After Change in Control         35

K. HOVNANIAN COMPANIES, LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

Amendment and Restatement

Effective January 1, 2022

Purpose

This Plan was established to provide specified benefits to a select group of management and highly compensated Associates of Hovnanian Enterprises, Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. In addition, effective September 15, 2009, selected non-Associate members of the Board of Directors of Hovnanian Enterprises, Inc. became be eligible to participate in certain features of the Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA, and is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). In order to facilitate administration and participant communications of certain changes to the Plan becoming effective January 1, 2005 due to Section 409A, certain documents associated with this Plan refer to that portion of this Plan relating to deferrals and credits made on or after January 1, 2005 as the "K. Hovnanian Enterprises, Inc. 2005 Executive Deferred Compensation Plan". Notwithstanding any such references, it is intended that, effective January 1, 2005, the official Plan document governing the terms and conditions of all Plan balances (whether attributable to deferrals/credits made before or after January 1, 2005) shall be this Plan document.

The purpose of this amendment and restatement of the Plan is to remove certain of its features that have not been utilized or that have ceased to be utilized, and to clarify certain governance and administrative elements of the Plan.

ARTICLE 1
Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1

"Account Balance" shall mean, as applicable to a given Participant, a credit on the records of the Employer equal to the sum of (i) the Company Make-Whole Contribution Account balance and (ii) the Restricted Share Unit Deferral Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2	"Annual Company Make-Whole Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.3 of this Plan.

1.3

"Annual Installment Method" shall be an annual installment payment over one of the installment payout alternatives selected by the Participant in accordance with this Plan, calculated as follows (subject to Section 3.7): The Account Balance of the Participant shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day), and shall be paid during the ninety (90) day period thereafter unless otherwise provided herein. The date of reference with respect to the first annual installment payment shall be as provided in Section 5.2 and the date of reference with respect to subsequent annual installment payments shall be the anniversary of the first annual installment payment.

The installment payout alternatives available for election by the Participant with respect to his or her Retirement Benefit is substantially equal annual installments between two (2) and fifteen (15) years. The annual installment shall be calculated by multiplying the Account Balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if a Participant elects a five (5) year Annual Installment Method, the first payout shall be one-fifth (1/5) of the Account Balance (or applicable portion thereof), calculated as described in this definition. Within ninety (90) days after the anniversary of the first annual installment payment, the payment shall be one-fourth (1/4) of the Account Balance (or applicable portion thereof), calculated as described in this definition.

1.4	"Associate" shall mean a person who is an employee of any Employer.

1.5

"Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6

"Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7	"Claimant" shall have the meaning set forth in Section 12.2 of this Plan.

1.8	"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.9	"Committee" shall mean the committee described in Article 10 of this Plan which has been duly authorized by the Company to act on behalf of the Company in respect of the Plan.

1.10	"Company" shall mean K. Hovnanian Companies, LLC, a California corporation, and any successor to all or substantially all of the Company's assets or business.

1.11

"Company Make-Whole Contribution Account" shall mean (i) the sum of the Participant's Annual Company Make-Whole Contribution Amounts credited on or after January 1, 2005, plus (ii) amounts credited or debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant's Company Make-Whole Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Make-Whole Contribution Account.

1.12

"Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer reasonably anticipates that, if any distribution hereunder were made as scheduled, the Employer's deduction with respect to that distribution would not be permitted by reason of the limitation under Code Section 162(m), then the Employer may defer that distribution, provided that all distributions that could be deferred in accordance with this Section 1.12 are so deferred, and provided further that the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.7 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) during the Participant's first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the distribution is made during such year, the deduction of such payment will not be limited by Code Section 162(m). To the extent required under Section 409A, where payment to a Specified Employee is delayed pursuant to the preceding to a date on or after the Specified Employee's Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the rules under Section 409A(a)(2)(B)(i) (generally requiring a six (6) month delay on distributions upon a Specified Employee's Separation from Service). In no event shall an election be provided to the Participant with respect to the timing of the payment under the preceding. Notwithstanding the foregoing, this Section 1.12 shall apply only to the extent permitted by Section 409A.

1.13

"Election Form" shall mean the form or forms established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan (which form or forms may take the form of an electronic transmission, if required or permitted by the Committee).

1.14

"Employer(s)" shall mean Hovnanian Enterprises, Inc. and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Committee to participate in the Plan and have adopted the Plan as a sponsor. For purposes of this Plan, "subsidiary" shall include entities required to be aggregated pursuant to Section 14.20.

1.15	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.16	"Fiscal Year" shall mean a period beginning on November 1 of each calendar year and continuing through October 31 of the following calendar year.

1.17	"401(k) Plan" shall mean the Hovnanian Savings and Investment Retirement Plan, as it may be amended from time to time.

1.18	"Independent Director" shall mean a member of the Board of Directors of Hovnanian Enterprises, Inc. who is not an Associate.

1.19

"Participant" shall mean any Associate (i) who is determined by the Committee to be a member of a select group of management or highly compensated employees (within the meaning of ERISA), (ii) who is selected to participate in the Plan, and (iii)(A) who elects to participate in the Plan, (B) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (C) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (D) who commences participation in the Plan, and (E) whose Plan Agreement has not terminated. In addition, the term "Participant" shall also include any Independent Director who is selected to participate in the Plan and who satisfies the requirements of (iii)(A)-(E), above; provided that, notwithstanding anything herein that may suggest otherwise, on and after September 18, 2019, no Independent Directors who were not already Participants shall be selected for Plan participation. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.20

"Plan" shall mean this, the K. Hovnanian Companies, LLC Executive Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.21

"Plan Agreement" shall mean a written agreement (which may take the form of an electronic transmission, if required or permitted by the Committee), as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agree‐ment executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must, unless otherwise provided by the Plan Agreement, be agreed to by both the Employer and the Participant. In the Plan Agreement, each Participant shall acknowledge that he or she accepts all of the terms of the Plan, including the discretionary authority of the Committee as set forth in Article 10.

1.22	"Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.23

Restricted Share Unit Deferral Account" shall mean (i) the sum of the Participant's Restricted Share Unit deferrals deferred on or after January 1, 2005, plus (ii) amounts credited/debited in accordance with all the applicable crediting/debiting provisions of this Plan that relate to the Participant's Restricted Share Unit Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Restricted Share Unit Deferral Account.

1.24

"Restricted Share Units" shall mean awards for the future delivery of Stock granted under any stock incentive plan of Hovnanian Enterprises, Inc. or the Company pursuant to a "Restricted Share Unit Agreement" between Hovnanian Enterprises, Inc. and the Participant.

1.25

"Retirement", "Retire(s)" or "Retired" shall mean, with respect to an Associate or Independent Director, a Separation from Service for any reason other than a leave of absence or death on or after the earlier of the attainment of (a) age sixty-five (65) or (b) age fifty-five (55) with ten (10) Years of Service.

1.26	"Retirement Benefit" shall mean the benefit set forth in Article 5.

1.27

"Section 409A" shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder. Whenever the terms "subject to Section 409A" or "to the extent permitted by Section 409A" (or any such similar reference so as to indicate that a Plan provision is subject to Section 409A) are used, such terms shall be interpreted to mean that the applicable Plan provision shall be effective only if and to the extent such provision would not trigger penalty taxes or interest under Section 409A; except to the extent that Section 409A requires that such terms be disregarded because they purport to nullify Plan terms that are not in compliance with Section 409A.

1.28

"Separation from Service" shall mean, with respect to a Participant who is an Associate, the Participant's separation from service within the meaning of Section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Employer, if that is less than thirty-six (36) months). For this purpose, upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Employer reserves the right to the extent permitted by Section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service. With respect to a Participant who is an Independent Director, the term "Separation from Service" shall mean that the Participant ceases to be a member of the Board of Directors of Hovnanian Enterprises, Inc.; provided, however, that such cessation of membership shall constitute a Separation from Service only if it qualifies as a separation from service within the meaning of Section 409A.

1.29	"Short-Term Payout" shall mean the payout set forth in Section 4.1 of this Plan.

1.30

"Specified Employee" shall mean, with respect to an Employer corporation any stock of which is publicly traded on an established securities market or otherwise, an individual who, as of the date of his or her Separation from Service, is a Key Employee, as currently defined in Code Section 416(i) (without regard to paragraph (5) thereof) to mean, as of the Effective Date, an employee of the corporation who, at any time during the twelve (12) month period ending on a Specified Employee identification date, is (a) an officer of the corporation having an annual compensation greater than two hundred thousand dollars ($200,000) for 2022 (indexed for inflation in future years), (b) a five-percent (5%) owner of the corporation, or (c) a one-percent (1%) owner of the corporation having an annual compensation from the corporation of more than one hundred fifty thousand dollars ($150,000).

1.31

"Stock" shall mean Hovnanian Enterprises, Inc. Class A or Class B common stock, $.01 par value, or any other equity securities of Hovnanian Enterprises, Inc. or of the Company designated by the Committee.

1.32	"Termination Benefit" shall mean the benefit set forth in Article 7 of this Plan.

1.33	"Termination of Employment" shall mean the Separation from Service with all Employers, voluntarily or involun‐tarily, for any reason other than Retirement, death or an authorized leave of absence.

1.34	"Total Compensation" shall mean the Participant's compensation as defined by the Committee in its discretion (e.g., the Participant’s base salary plus annual cash bonus).

1.35	"Trust" shall mean the trust, if any, established and maintained pursuant to this Plan, as amended from time to time. The assets of the Trust, if any, shall be the property of the Employer.

1.36

"Unforeseeable Financial Emergency" shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)) or the Participant's beneficiary, (ii) a loss of the Participant's property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance, for example, not as a result of a natural disaster), or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (e.g., imminent foreclosure or eviction from the Participant's primary residence, the need to pay for medical expenses, including non-refundable deductibles and prescription drugs, the need to pay funeral expenses of a spouse, dependent or beneficiary), all as determined in the sole discretion of the Committee (which discretion the Committee is bound to exercise, however, within the limits of Section 409A).

1.37

"Years of Service" shall mean, if the Participant is an Associate, the total number of full years in which the Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365-day period (or 366-day period in the case of a leap year) that, for the first year of employment, commences on the Associate's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted. If the Participant is an Independent Director, the term "Years of Service" shall mean the total number of full years in which the Participant performs services as an Independent Director. For purposes of this definition, a year of service as an Independent Director shall be a 365-day period (or 366-day period in the case of a leap year) that, for the first year of service as an Independent Director, commences on the date the Participant becomes an Independent Director and that, for any subsequent year, commences on an anniversary of that date. Any partial year of service as an Independent Director shall not be counted.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1

Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Associates of the Employers and/or Independent Directors, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Associates and/or Independent Directors to participate in any given feature(s) of the Plan for any given period(s).

2.2

Enrollment Requirements. The Committee may require that as a condition to participation, each selected Associate or Independent Director shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form (or to enroll using the Internet enrollment procedures established by the Committee, if any), all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3

Eligibility; Commencement of Participation. Provided an Associate or Independent Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and/or required by the Committee, including returning all required documents to the Committee (or enrolling using the Internet enrollment procedures established by the Committee, if any) within the specified time period, that Associate or Independent Director shall commence participation in the Plan on the first day of the month following the month in which the Associate or Independent Director completes all enrollment requirements. If an Associate or Independent Director fails to meet all such requirements within the period required, in accordance with Section 2.2, that Associate or Independent Director shall not be eligible to participate in the Plan until the first day of the Plan Year (or Fiscal Year, as applicable in respect of the given Plan deferral feature) following the delivery to and acceptance by the Committee of the required documents. Notwithstanding anything in the Plan to the contrary, a Participant's eligibility to participate in any given feature of the Plan for any given period shall be in the sole discretion of the Committee. As part of its authority to select those Associates and/or Independent Directors who are eligible to participate in any given feature of the Plan for any given period, the Committee may document such selection through the provision (for eligible Associates/Independent Directors) or the lack of provision (for ineligible Associates/Independent Directors) of the applicable enrollment materials for a given enrollment period.

2.4

Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant who is an Associate no longer qualifies as a member of a select group of management or highly compensated Associates, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections and/or from being credited with any further contribution amounts. If the Committee determines that a Participant who is an Independent Director is no longer eligible to participate in the Plan, the Committee shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections and/or from being credited with any further contribution amounts.

ARTICLE 3
Deferral Commitments/Company Contributions/Crediting/Taxes

3.1         Restricted Share Unit Deferrals.

(a)

Restricted Share Unit Deferrals. Subject to any terms and conditions imposed by the Committee, a Participant whom the Committee designates, in its sole discretion, as eligible to make Restricted Share Unit deferrals for a given Restricted Share Unit deferral enrollment period (as established by the Committee) may elect to defer under the Plan Restricted Share Units for such period. Restricted Share Unit deferrals shall be credited (or continue to be credited) to the Participant on the books of the Company or the Employer in connection with such an election.

(b)

No Additional Restricted Share Unit Deferrals. Notwithstanding the preceding, as of January 1, 2022, unless and until the Committee elects to reactivate the Restricted Share Unit deferral feature of the Plan, no additional Restricted Share Unit deferrals shall be permitted; provided, however, that existing Restricted Share Unit deferrals shall continue to be maintained until distribution under the remaining terms of the Plan.

3.2         Election to Defer; Effect of Election Form.

(a)

Timing of Election. Except as otherwise provided below, a Participant wishing to defer Restricted Share Units must make such a deferral election during such period as shall be established by the Committee which ends no later than twelve (12) months prior to the date on which the Restricted Share Units are scheduled to vest.

Notwithstanding anything above or elsewhere in the Plan to the contrary, to the extent Section 409A requires that a Restricted Share Unit deferral election satisfy the rules under Section 409A applicable to changes to form and timing of distribution elections in order for such Restricted Share Unit deferral election to effectively defer tax with respect to the Restricted Share Units, the deferral election shall not be accepted by the Committee to the extent it would violate the rules under Section 409A applicable to changes to form and timing of distribution elections.

Notwithstanding the preceding, the Committee shall, in its discretion, be permitted to disregard any Restricted Share Unit deferral election if, under Section 409A, an earlier election was required in order to properly defer tax with respect to such Restricted Share Units. In addition, the Committee, in its discretion, shall be permitted to allow a Participant to revoke or modify a Restricted Share Unit deferral election he or she has made if Section 409A provides an opportunity to later modify a deferral election with respect to such Restricted Share Units; provided, however, that no such revocation or modification will be effective or available if and to the extent Section 409A provides that such revocation or modification, or the availability thereof, prevents the proper deferral of tax with respect to such Restricted Share Units.

(b)

 Manner of Election. For any given deferral period (e.g., Plan Year, Fiscal Year or other period, as applicable for a given type of Plan deferral), a deferral election, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, by the deadline(s) set forth above, an Election Form, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form and any other required election materials must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee. If no such Election Form and any other required election materials are timely delivered and accepted, the Plan deferral type(s) available for the deferral period shall be zero (0) for such period.

(c)

Change in Election. For any given type of Plan deferral, once the applicable deferral election deadline (as described in (a), above)) has occurred, a Participant may not elect to change his or her deferral election (or absence of a deferral election) that is subject to such deadline, except if and to the extent permitted by the Committee and made in accordance with the provisions of Section 409A specifically relating to the change and/or revocation of deferral elections (such as, for example, following an Unforeseeable Financial Emergency).

(d)

No Additional Restricted Share Unit Deferrals. Notwithstanding the preceding, as of January 1, 2022, unless and until the Committee elects to reactivate the Restricted Share Unit deferral feature of the Plan, no additional Restricted Share Unit deferrals shall be permitted; provided, however, that existing Restricted Share Unit deferrals shall continue to be maintained until distribution under the remaining terms of the Plan.

3.3         Annual Company Make-Whole Contribution Amount. The Company may, but is not required to, credit to the Company Make-Whole Contribution Account of one or more Participants an amount (an "Annual Company Make-Whole Contribution Amount") for any one or more Plan Years. The Company shall credit such Annual Company Make-Whole Contribution Amounts, if any, for such Participants, with such frequency, and in such amounts, as the Company determines in its sole discretion, including, for example, by crediting to the Participant's Company Make-Whole Contribution Account of an eligible Participant an amount equal to: (i) the percentage match to which the Participant is entitled under the 401(k) Plan based on the Participant's years of service determined under the 401(k) Plan (or any other percentage match rate applicable to the Participant, as determined by the Committee in its discretion) multiplied by (ii) that portion of the Participant's Total Compensation which exceeds the legal limit on annual compensation permitted to be considered under the 401(k) Plan (e.g., $305,000 for 2022). For the avoidance of doubt, the Company may, for any Plan Year, credit Annual Company Make-Whole Contribution Amounts for one of more Participants that differ from what it credits for others, and may credit an Annual Company Make-Whole Contribution Amount for certain Participants while not crediting any Annual Company Make-Whole Contribution Amounts for others (notwithstanding that those others may have made distribution elections in anticipation of such crediting). The Annual Company Make-Whole Contribution Amounts, if any, shall be withheld by the Company pending the Participant's satisfaction of the 401(k) Plan's vesting schedule, but such withheld Annual Company Make-Whole Contribution Amounts shall be made in full (with or without credited interest in the sole and absolute discretion of the Committee) upon satisfaction of the 401(k) Plan's vesting schedule.

3.4

Investment of Trust Assets.  If and to the extent a Trust is maintained under the Plan, the Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust agreement, including the disposition of investment vehicles and reinvestment of the proceeds in one or more other investment vehicles designated by the Committee.

3.5

Sources of Stock. If Stock is credited under the Plan on the books of the Company or the Employer, or in the Trust (if any), in connection with a deferral of a Restricted Share Unit, the shares so credited shall be deemed to have originated, and shall be counted against the number of shares reserved, under such other plan, program or arrangement.

3.6

Vesting. Unless otherwise provided in the Plan Agreement, a Participant shall at all times be 100% vested in his or her Account Balance under the Plan. Notwithstanding anything to the contrary in any Plan Agreement, in the event of a Change in Control, a Participant's Account Balance, to the extent not then vested, shall immediately become 100% vested. For purposes of this Section 3.6, a "Change in Control" shall mean the first to occur of any of the following events:

(a)         Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of Hovnanian Enterprises, Inc. Stock entitled to vote in the election of directors;

(b)         During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who at the beginning of such period constitute the board of directors of Hovnanian Enterprises, Inc., and any new director (other than a director designated by a person who has entered into an agreement with Hovnanian Enterprises, Inc. to effect a transaction described in clause (a), (c), (d) or (e) of this Section 3.6) whose election by the board of directors or nomination for election by Hovnanian Enterprises, Inc.'s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)         The shareholders of Hovnanian Enterprises, Inc. approve any consolidation or merger of Hovnanian Enterprises, Inc., other than a consolidation or merger of the Company in which the holders of the Stock of Hovnanian Enterprises, Inc. immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

(d)         The shareholders of Hovnanian Enterprises, Inc. approve any plan or proposal for the liquidation or dissolution of Hovnanian Enterprises, Inc.; or

(e)         The shareholders of Hovnanian Enterprises, Inc. approve the sale or transfer of all or substantially all of the assets of Hovnanian Enterprises, Inc. to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which Hovnanian Enterprises, Inc. is a member.

3.7

Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a)         Sub-Accounts. Separate sub-accounts shall be established and maintained with respect to each Participant's Account Balance (together, the "Sub-Accounts"), each attributable to the portion of the Participant's Account Balance representing the same type of credited deferral or contribution.

(b)         Election of Measurement Funds. Except as otherwise provided in Section 3.7(f) below, if and to the extent the Committee makes available more than one Measurement Fund in respect of amounts credited to a given Participant's Sub-Account, a Participant, in connection with his or her initial deferral election in accordance with Section 3.2(a) above, shall elect, on the Election Form(s), one or more "Measurement Fund(s)" (as described in this Section, and as may be established from time to time by the Committee without the need to formally amend this Plan) to be used to determine the additional amounts to be credited or debited to the Sub-Account for the first business day of the Plan Year, continuing thereafter unless changed in accordance with the next sentence. Commencing with the first business day of the Plan Year, and continuing thereafter for the remainder of the Participant's participation in the Plan, if and to the extent the Committee makes available more than one Measurement Fund in respect of amounts credited to a given Participant's Sub-Account, the Participant may (but is not required to) elect daily, by submitting an Election Form(s) to the Committee that is accepted by the Committee (which submission may take the form of an electronic transmission, if required or permitted by the Committee), to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to such Sub-Account, or to change the portion of the Sub-Account allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for the remainder of the Participant's participation in the Plan, unless changed in accordance with the previous sentence. Notwithstanding anything in the Plan to the contrary, the Committee has the absolute discretion to determine the Measurement Fund(s) available for election in respect of a given Sub-Account, including the discretion to require that all amounts credited to the Sub-Account be measured by reference to a single prescribed Measurement Fund (e.g., the Stock fund and/or the Average Yield Fund). For this purpose, the term "Average Yield Fund" shall be a credit rate established by the Committee and communicated to Participants in writing (e.g., based on the average yield on Hovnanian Enterprises, Inc. debt) and, regardless of anything in the Plan to the contrary, shall be applied as follows for each calendar year it is determined by the Committee to be a relevant Measurement Fund in respect of one or more Sub-Accounts: the credit rate shall be effective on the January 1 of the given calendar year and shall apply to the Participant's applicable Sub-Account Balance(s) determined as of the immediately preceding December 31 plus deferrals/contributions made to such Sub-Account(s) under the Plan for the calendar year.

(c)         Proportionate Allocation. In making any election described in Section 3.7(b) above, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of each of his or her Sub-Accounts to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Sub-Account).

(d)         Measurement Funds. Except as otherwise provided in Section 3.7(f) below, if and to the extent the Committee makes available more than one Measurement Fund in respect of amounts credited to a given Participant's Sub-Account, a Participant, in connection with his or her initial deferral election in accordance with Section 3.2(a) above, shall elect, on the Election Form(s), one or more Measurement Fund(s) for the purpose of crediting or debiting additional amounts to his or her Sub-Account. The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund without the need to formally amend this Plan; such Committee authority shall include the discretion to limit all or a part of a Participant's Sub-Account or Account Balance to a single Measurement Fund (e.g., the Stock fund). Each such action will take effect as of the first business day that follows by thirty (30) days the day on which the Committee gives Participants advanced written notice of such change. If the Committee receives an initial or revised Measurement Fund(s) election which it deems to be incomplete, unclear or improper, the Participant's Measurement Fund(s) election then in effect shall remain in effect (or, in the case of a deficiency in an initial Measurement Fund(s) election, the Participant shall be deemed to have filed no deemed investment direction). If and to the extent the Committee makes available more than one Measurement Fund in respect of amounts credited to all or a portion of the Participant's Account Balance, if the Committee possesses (or is deemed to possess as provided in the previous sentence) at any time directions as to Measurement Funds of less than all of such portion of the Participant's Account Balance, the Participant shall be deemed to have directed that the undesignated portion of the Account Balance be deemed to be invested in the default Measurement Fund established the Committee. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Committee, the Company and the Employer, and their agents and representatives, from any losses or damages of any kind relating to (i) the Measurement Funds made available hereunder and (ii) any discrepancy between the credits and debits to the Participant's Account Balance based on the performance of the Measurement Funds and what the credits and debits otherwise might be in the case of an actual investment in the Measurement Funds.

(e)         Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) associated with all or a portion of the Participant's Account Balance will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. Except as otherwise provided in Section 3.7(b) (e.g., in respect of an "Average Yield Fund" Measurement Fund, which shall be measured as prescribed in Section 3.7(b)), a Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund associated with the Participant's Account Balance, as determined by the Committee in its sole discretion, as though (i) a Participant's Account Balance were invested in the Measurement Fund(s) associated with the Participant's Account Balance, in the percentages applicable to each portion of the Account Balance as of such date, at the closing price on such date; (ii) the portion of the Annual Company Make-Whole Contribution Amount that was credited on behalf of the Participant was invested in the Measurement Fund(s) associated with the Annual Company Make-Whole Contribution Amount no later than the close of business on the third business day after the day on which such amounts are credited, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to each portion of the Account Balance, no earlier than three business days prior to the distribution, at the closing price on such date. The Participant's Annual Company Contribution Amount shall be credited to his or her Company Contribution Account for purposes of this Section 3.7(e) as soon as administratively practicable following the date such amount(s) were credited to the Participant's Account Balance. The Participant's Restricted Share Unit deferral(s) shall be credited to the applicable Sub-Account no later than the close of business on the third business day after the date of the deferral(s).

(f)         No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and any Participant election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company, the Employer or the Trust (if any); the Participant shall at all times remain an unsecured creditor of the Employer.

(g)         Committee Discretion to Limit One or More Sub-Account(s) to the Stock Fund. Notwithstanding anything in this Plan to the contrary, the Committee has the sole and absolute discretion to require that one or more Sub-Account(s) of a Participant's Account Balance be allocated exclusively to the Stock fund and to no other Measurement Fund until such time, if any, as the Committee, in its sole and absolute discretion, makes available additional Measurement Fund(s) for such Sub-Account(s).

(h)         Beneficiary Elections. Each reference in this Section 3.7 to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

3.8	FICA and Other Taxes.

(a)

Annual Company Make-Whole Contribution Amounts. When an Annual Company Make-Whole Contribution Amount is credited to a Participant's Company Make-Whole Contribution Account (or, if later, when a Participant becomes vested in his or her Company Make-Whole Contribution Account), the Participant's Employer(s) shall withhold from the Participant's compensation that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes, and any other applicable deductions. If necessary, the Committee may reduce the Participant's Annual Company Make-Whole Contribution Amount in order to comply with this Section 3.8(a)).

(b)

Restricted Share Units. For each Fiscal Year in which a Restricted Share Unit is being first withheld from a Participant, or at such other time as FICA taxes are due, the Participant's Employer(s) shall withhold from that portion of the Participant's compensation that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and any other taxes required to be withheld on such Restricted Share Unit, and any other applicable deductions. If necessary, the Committee may reduce the Participant's Restricted Share Unit deferral in order to comply with this Section 3.8(b).

3.9

Distributions. Notwithstanding anything herein to the contrary, the Employer, or the trustee of the Trust (if any), shall withhold from any payments made under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust (if any), in connection with such payments, and any indebtedness of the Participant to the Employer as of the date(s) of distribution, in amounts and in a manner to be determined in the reasonable discretion of the Employer and the trustee of the Trust (if any). Any payment made to a Participant or Beneficiary under this Plan shall be made on or during the period after the payment date or event specified herein; provided, however, such payment shall not be made later than the later of (i) the last day of the calendar year in which the payment date or event occurs, or, if later, the fifteenth (15th) day of the third (3rd) calendar month following the date of the payment date or event, or (ii) the last day of such other, extended period as the IRS may prescribe, such as in the case of disputed payments or refusals to pay, provided the conditions of such extension have been satisfied. If a Participant who experiences a Separation from Service is rehired (or, in the case of an Independent Director Participant, again becomes an Independent Director following a Separation from Service), his or her distributions hereunder may not be suspended.

ARTICLE 4
Short-Term Payout; Unforeseeable Financial Emergencies; Withdrawal Election

4.1	Short-Term Payout.

(a)         During the election period established by the Committee which precedes the Plan Year in which Annual Company Make-Whole Contribution Amounts are to be credited on behalf of a Participant, the Participant may elect to receive a future "Short-Term Payout" from the Plan. Except as provided in Section 4.3, any Short-Term Payout election must be prior to the Plan Year in which Annual Company Make-Whole Contribution Amounts are to be credited, and is irrevocable after that deadline has passed. Subject to the Deduction Limitation and to Section 3.9, the Short-Term Payout shall be a lump sum payment in an amount that is equal to the vested Annual Company Make-Whole Contribution Amounts, and amounts credited or debited thereto in the manner provided in Section 3.7 above, determined at the time that the Short-Term Payout becomes payable. Subject to the Deduction Limitation, Section 3.9 and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out during a sixty (60) day period designated by the Participant that is at least three (3) Plan Years (or such other period established by the Committee and reflected on the applicable Short-Term Payout election materials) after the Plan Year of the vested Annual Company Make-Whole Contribution Amounts, as specifically elected by the Participant; provided, however, that any Short-Term Payout election which would result in a Short-Term Payout of vested Annual Company Make-Whole Contribution Amounts earlier than the Participant's sixtieth (60th) birthday shall be deemed to be an election to receive a Short-Term Payout of such vested Annual Company Make-Whole Contribution Amounts at age sixty (60), or (if later) earliest Short-Term Payout date described above. By way of example, if a three (3) year Short-Term Payout is elected for vested Annual Company Make-Whole Contribution Amounts elected to be deferred during the enrollment period ending December 31, 2022, the three (3) year Short-Term Payout would become payable during a sixty (60) day period commencing January 1, 2026 (if, in respect of the vested Annual Company Make-Whole Contribution Amounts, the Participant is age sixty (60) or older as of January 1, 2026).

(b)

Postponements of Previously Elected Short-Term Payouts. Notwithstanding the preceding paragraphs or any other provision of this Plan that may be construed to the contrary, a Participant who is in active service with the Employer (including, for Independent Director Participants, in active service as an Independent Director) may, with respect to each Short-Term Payout, on a form determined by the Committee, make one (1) or more additional deferral elections (a "Subsequent Election") to defer payment of all or a portion of such Short-Term Payout to a Plan Year subsequent to the Plan Year originally (or subsequently) elected; provided, however, that, except as provided elsewhere in this Plan, such Subsequent Election will be null and void unless accepted by the Committee no later than one (1) year prior to the first day of the Plan Year in which, but for the Subsequent Election, such Short-Term Payout would be paid, and such Subsequent Election provides for the deferral of at least five (5) Plan Years following the Plan Year in which the Short-Term Payout, but for the Subsequent Election, would be paid.

4.2

Other Benefits Take Precedence Over Short-Term Payout. Should an event occur that triggers a benefit under Article 5, 6 or 7, all Account Balances (or portions thereof) that are subject to Short-Term Payout elections under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3

Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) halt any deferrals required to be made by the Participant and (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets (to the extent the liquidation of assets would not itself cause severe financial hardship) or by termination of deferrals hereunder. If, subject to the sole discretion of the Committee (which discretion the Committee is bound to exercise, however, within the limitations of Section 409A), the petition for a termination of deferrals and payout is approved, cessation shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. The payment of any amount under this Section 4.3 shall be subject to Section 3.9, but shall not be subject to the Deduction Limitation. Notwithstanding anything in this Plan to the contrary, any distribution from the Restricted Share Unit Deferral Account under this Section 4.3 shall be in the form of Stock.

ARTICLE 5
Retirement Benefit

5.1

Retirement Benefit. Subject to the Deduction Limitation and to Section 3.9, and any other conditions imposed by the Committee, a Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance (or applicable portion thereof).

5.2	Payment of Retirement Benefit.

(a)         Retirement Benefit Payments of Vested Annual Company Contribution Amounts. During the election period established by the Committee which precedes the Plan Year in which Annual Company Make-Whole Contribution Amounts are to be credited on behalf of a Participant, the Participant may elect to receive that portion of his or her Retirement Benefit attributable to any vested Annual Company Make-Whole Contribution Amounts credited for the Plan Year in a lump sum, or pursuant to one of the available Annual Installment Methods. At such time, the Participant may also elect to have any such lump sum payment paid, or installments commence, during the sixty (60) day period immediately following the close of the calendar quarter in which the Participant Retires or, alternatively, during the sixty (60) day period immediately following the close of the Plan Year in which the Participant Retires; provided, however, that, to the extent required under Section 409A, Retirement Benefit distributions to an individual who is a Specified Employee as of the date of his or her Separation from Service shall commence no earlier than six (6) months after the date or his or her Retirement (or, if earlier, his or her death). If a Participant does not make any election with respect to the form of distribution of any portion of his or her Retirement Benefit, such portion shall be distributable in the form of a lump sum. In addition, subject to the preceding limitation on Retirement Benefit distributions to Specified Employees, if a Participant does not make any election with respect to when any portion of his or her Retirement Benefit shall be made or begin, such portion shall be made or begin during the sixty (60) day period immediately following the close of the calendar quarter in which the Participant Retires. Any payment made shall be subject to Section 3.9 and the Deduction Limitation.

(b)         Retirement Benefit Payments of Restricted Share Units. At the same time that a Participant elects to defer a Restricted Share Unit for a given Fiscal Year (or portion thereof), the Participant may elect to receive that portion of his or her Retirement Benefit attributable to the Restricted Share Unit in a lump sum, or pursuant to one of the available Annual Installment Methods. At such time, the Participant may also elect to have any such lump sum payment paid, or installments commence, during the sixty (60) day period immediately following the close of the calendar quarter in which the Participant Retires or, alternatively, during the sixty (60) day period immediately following the close of the Plan Year in which the Participant Retires; provided, however, that, to the extent required under Section 409A, Retirement Benefit distributions to a Specified Employee shall commence no earlier than six (6) months after the date or his or her Retirement (or, if earlier, his or her death). If a Participant does not make any election with respect to the form of distribution of any portion of his or her Retirement Benefit, such portion shall be distributable in the form of a lump sum. In addition, subject to the preceding limitation on Retirement Benefit distributions to Specified Employees, if a Participant does not make any election with respect to when any portion of his or her Retirement Benefit shall be made or begin, such portion shall be made or begin during the sixty (60) day period immediately following the close of the calendar quarter in which the Participant Retires. Any payment made shall be subject to Section 3.9 and the Deduction Limitation.

Notwithstanding anything above or elsewhere in the Plan to the contrary, to the extent Section 409A requires that a Restricted Share Unit deferral election satisfy the rules under Section 409A applicable to changes to form and timing of distribution elections in order for such Restricted Share Unit deferral election to effectively defer tax with respect to the Restricted Share Units, that portion of the Participant's Restricted Share Unit Deferral Account attributable to such Restricted Share Unit deferral election shall be distributable as a Retirement Benefit solely at such time(s) and in such manner as the Retirement Benefit distribution does not violate the rules under Section 409A applicable to changes to form and timing of distribution elections.

Notwithstanding anything in this Plan to the contrary, any distribution from the Restricted Share Unit Deferral Account under this Section 5.2 shall be in the form of Stock.

The preceding applies only to Restricted Share Units deferred on or after January 1, 2005.

(c)

Changes to Retirement Benefit Distribution Elections. The Participant may change his or her election(s) to an allowable alternative payout period date by submitting a new Election Form to the Committee, provided that, effective January 1, 2005, and except as provided elsewhere in the Plan, any such Election Form is submitted at least one (1) year prior to the distribution date then in effect and, if required by Section 409A, provides for a distribution (or commencement of distributions) date which is at least five (5) years from the distribution date then in effect. Subject to the foregoing, the Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit with respect to the portion of the Participant's Account Balance to which it pertains.

Effective January 1, 2005, no change submitted on an Election Form shall be accepted by the Committee if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted under Section 409A) and the Committee shall deny any change made to an election if the Committee determines that the change violates the requirement under Section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date the payment would otherwise have been made. For these purposes, installment payments shall be treated as a single payment, with the result that an election to change from installments to a lump sum (or to a different Annual Installment Method) will require that the lump sum be postponed until a date which is at least five (5) years from the previously scheduled payment date of the first installment.

ARTICLE 6
Pre-Retirement Survivor Benefit

6.1

Pre-Retirement Survivor Benefit. Subject to the Deduction Limitation, and any other conditions imposed by the Committee, the Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance if the Participant dies before he or she Retires or experiences a Termination of Employ‐ment.

6.2

Payment of Pre-Retirement Survivor Benefit. The Participant's Beneficiary shall receive the Pre-Retirement Survivor Benefit in a lump sum during the sixty (60) day period immediately following the close of the calendar quarter in which the Committee receives proof that is satisfactory to the Committee of the Participant's death, in accordance with the procedures established by the Committee. Any payment made shall be subject to Section 3.9 and to the Deduction Limitation. Notwithstanding anything in this Plan to the contrary, any distribution from the Restricted Share Unit Deferral Account under this Section 6.2 shall be in the form of Stock.

6.3

Death Prior to Completion of Termination Benefit or Retirement Benefit. If a Participant dies after Termination of Employment or Retirement but before the Termination Benefit or Retirement Benefit is paid in full, the Participant's unpaid Termination Benefit or Retirement Benefit shall be paid to the Participant's Beneficiary in a lump sum during the sixty (60) day period immediately following the close of the calendar quarter in which the Committee receives proof that is satisfactory to the Committee of the Participant's death, in accordance with the procedures established by the Committee. Any payment made hereunder shall be subject to Section 3.8, but shall not be subject to the Deduction Limitation. Notwithstanding anything in this Plan to the contrary, any distribution from the Restricted Share Unit Deferral Account under this Section 6.3 shall be in the form of Stock.

ARTICLE 7
Termination Benefit

7.1

Termination Benefit. Subject to the Deduction Limitation and to Section 3.9, and any other conditions imposed by the Committee, the Participant shall receive a Termina‐tion Benefit, which shall be equal to the Participant's vested Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement or death.

7.2

Payment of Termination Benefit. A Participant's Termination Benefit shall be paid in a lump sum during the sixty (60) day period immediately following the close of the calendar quarter in which the Participant experiences a Termination of Employment, in accordance with the procedures established by the Committee; provided, however, that, to the extent required under Section 409A, Termination Benefit distributions to an individual who is a Specified Employee as of the date of his or her Separation from Service shall commence no earlier than six (6) months after the date or his or her Termination of Employment (or, if earlier, his or her death).

Notwithstanding anything above or elsewhere in the Plan to the contrary, to the extent Section 409A requires that a Restricted Share Unit deferral election satisfy the rules under Section 409A applicable to changes to form and timing of distribution elections in order for such Restricted Share Unit deferral election to effectively defer tax with respect to the Restricted Share Unit deferrals, that portion of the Participant's Restricted Share Unit Deferral Account attributable to such Restricted Share Unit deferral election shall be distributable as a Termination Benefit solely at such time(s) and in such manner as the Termination Benefit distribution does not violate the rules under Section 409A applicable to changes to form and timing of distribution elections.

Any payment made shall be subject to the Deduction Limitation and to Section 3.9. Notwithstanding anything in this Plan to the contrary, any distribution from the Restricted Share Unit Deferral Account under this Section 7.2 shall be in the form of Stock.

ARTICLE 8
Beneficiary Designation

8.1

Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

8.2

Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. Upon the acceptance by the Committee or its designated agent of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee or its designated agent prior to his or her death.

8.3	Acceptance. No designation or change in designation of a Beneficiary shall be effective until received and accepted by the Committee or its designated agent.

8.4

No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficia‐ries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

8.5

Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

8.6

Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

Neither the Committee nor the Employer shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such person's last known address. If the Committee notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Committee, the Committee may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Committee determines. If the location of none of the foregoing persons can be determined, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat and/or unclaimed property laws pursuant to applicable law, neither the Committee nor the Employer shall be liable to any person for any payment made in accordance with such law.

ARTICLE 9
Termination, Amendment or Modification

9.1

Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Associates (and/or, with respect to Hovnanian Enterprises, Inc., Independent Directors), by action of its governing body. In addition, the Committee may terminate the Plan with respect to one or more Employers and/or with respect to the right of Independent Directors to participate. Upon a termination of the Plan in accordance with the requirements, restrictions and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury regulations, the Plan Agreements of the affected Participants shall terminate and they shall be paid in a single lump sum distribution their vested Account Balances (but not to commence before or end after any distribution period required by Section 409A). If, due to the circumstances surrounding the Plan termination, a distribution of a Participant's vested Account Balance upon Plan termination is not permitted by Section 409A, the payment of the Account Balance shall be made only after Plan benefits otherwise become due hereunder. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

Without limiting the generality of the foregoing, the Employer specifically reserves the right to terminate and liquidate the Plan with respect to all of its participating Associates (and, with respect to Hovnanian Enterprises, Inc., Independent Directors), in its discretion and by action of the Committee, within the thirty (30) days preceding or the twelve (12) months following a "change in control event" (as defined in Section 409A); provided, however, that such termination and liquidation must be irrevocable and shall be permitted only if all arrangements sponsored by the Employer that are required to be aggregated with the Plan pursuant to Section 14.21 are also irrevocably terminated and liquidated with respect to each participant therein that has experienced a change in control event, so that Associates and Independent Directors participating under the Plan and all participants under those other arrangements that have experienced a change in control event are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes irrevocable action to terminate and liquidate the arrangements.

Notwithstanding anything in this Plan to the contrary, any distribution from the Restricted Share Unit Deferral Account under this Section 9.1 shall be in the form of Stock.

9.2

Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its governing body and the Committee may, at any time, amend or modify the Plan in whole or in part with respect to one or more Employers; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

9.3

Plan Agreement. Despite the provisions of Sections 9.1 and 9.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer or the Committee may only amend or terminate such provisions with the consent of the Participant, unless otherwise provided in the Plan Agreement.

9.4

Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6 or 7 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.

9.5

Amendment to Ensure Proper Characterization of the Plan. Notwithstanding the previous Sections of this Article 9, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Committee, in order to ensure that the Plan is characterized as a non-tax-qualified "top hat" plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA Sections 201(2), 301(a)(3) and 401(a)(1), to conform the Plan to the provisions of Section 409A, to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the Participant's receipt of the amounts or to conform the Plan and the Trust to the provisions and requirements of any applicable law (including ERISA and the Code).

ARTICLE 10
Administration

10.1

Committee Duties. This Plan shall be administered by a Committee which has been duly authorized by the Company to act on behalf of the Company in respect of the Plan. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administra‐tion of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

10.2

Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

10.3

Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4

Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Associate to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, or any such Associate.

10.5

Employer Information. To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 11
Other Benefits and Agreements

11.1

Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Associates (and/or, with respect to Hovnanian Enterprises, Inc., Independent Directors) of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 12
Claims Procedures

12.1

Scope of Claims Procedures. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

12.2

Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a "Claimant") may file a claim with the Committee. The Committee shall review the claim itself or appoint an individual or an entity to review the claim.

(a)         Decision on Initial Claim. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Committee or appointee of the Committee prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b)         Manner and Content of Denial of Initial Claims. If the Committee denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)         The specific reasons for the denial;

(ii)         A reference to the Plan provision or insurance contract provision upon which the denial is based;

(iii)         A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)         An explanation of why such additional material or information is necessary;

(v)         Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)         A statement of the Participant's right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.

12.3	Review Procedures.

(a)         Request for Review of Denied Claim. A request for review of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Committee's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)          Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Committee will give the Claimant, in writing or by electronic notification, a notice containing:

(i)          its decision;

(ii)          the specific reasons for the decision;

(iii)         the relevant Plan provisions or insurance contract provisions on which its decision is based;

(iv)         a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan's files which is relevant to the Claimant's claim for benefits;

(v)         a statement describing the Claimant's right to bring an action for judicial review under ERISA Section 502(a); and

(vi)         if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

12.4

Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

12.5

Legal Action. If the Plan fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant's compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claims for benefits under the Plan. However, notwithstanding anything herein that may suggest otherwise, with respect to any claim pertaining to a Participant who is not subject to ERISA, following the Claimant's exhaustion of the foregoing provisions of this Article, all disputes in connection with such claim shall be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association.

ARTICLE 13
Trust

13.1

Establishment of the Trust. As of the execution of this amended and restated Plan, the Trust previously established under the Plan has been discontinued. The Company reserves the right at any time to establish another Trust, in which event each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide for its respective future liabilities created with respect to those amounts deferred under the Plan for such Employer's Participants which are to be held under the Trust.

13.2

Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

13.3

Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 14
Miscellaneous

14.1

Status of Plan. The Plan is not qualified within the meaning of Code Section 401(a) and "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

14.2

Unsecured General Creditor. Participants and their Bene‐ficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

14.3

Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obliga‐tion to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

14.4

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transfer‐able. Subject to Section 14.15, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.5

Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to inter‐fere with the right of any Employer to discipline or discharge the Participant at any time. In addition, nothing in the Plan shall be deemed to give an Independent Director Participant the right to continue in the position of an Independent Director.

14.6

Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administra‐tion of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

14.7

Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.9

Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

14.10

Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if it is in accordance with the procedures established by the Committee for notice or filing delivery via electronic transmission or if it is in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Treasurer

K. Hovnanian Companies, LLC

90 Matawan Road, Fifth Floor

Matawan, New Jersey 07747

(732) 747-7800

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11

Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer (Hovnanian Enterprises, Inc. in respect of Independent Director Participants) and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

14.12

Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

14.13

Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein; except to the extent that Section 409A requires that this Section 14.13 be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

14.14

Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.15

Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion but solely if and to the extent permitted by Section 409A, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

14.16	Acceleration of Distribution.

(a)

In General. The Employer may, its discretion, accelerate the date of distribution or commencement of distributions hereunder, or accelerate installment payments by paying the vesting Account Balance in a lump sum or pursuant to a Annual Installment Method using fewer years, to the extent permitted under Section 409A (such as, for example, as provided in Section 1.409A-3(j)(4) of the Treasury regulations to comply with domestic relations orders or certain conflict of interest rules, to pay employment taxes, or to pay certain de minimis amount, or to make payments upon income inclusion under Section 409A). Notwithstanding anything in this Plan to the contrary, any distribution from the Restricted Share Unit Deferral Account under this Section 14.16 shall be in the form of Stock.

(b)

Trust. If the Trust, if any, terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

14.17

Delay in Payment. If the Employer reasonably anticipates that any payment scheduled to be made hereunder would violate securities laws (or other applicable laws) or jeopardize the ability of the Employer to continue as a going concern if paid as scheduled, then the Employer may defer that payment, provided the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. In addition, the Employer may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe, provided the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts deferred pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 3.12 above, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date on which the Employer reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.

14.18

Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan or this Article 14 to the contrary. If the timing of any deferral or distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on the first date on which such distributions can be made (or commence) without such tax or penalty; except to the extent that Section 409A requires that this Section 14.18 be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

14.19

Insurance. The Employers, on their own behalf or on behalf of the Trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the Trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

14.20

Aggregation of Employers. If the Employer is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code §414(b) or (c)), but substituting a twenty-five percent (25%) ownership level for the eighty percent (80%) level set forth in those Code Sections, all members of the group shall be treated as a single Employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require. For purposes of Section 9.1, in the case of a change in control event, the entities to be treated as a single Employer shall be determined immediately following the change in control event.

14.21

Aggregation of Plans. If the Employer offers other account balance deferred compensation plans in addition to the Plan, those plans together with the Plan shall be treated as a single plan to the extent required under Section 409A for purposes of determining whether an Employee may make a deferral election pursuant to Section 3.5(a) within thirty (30) days of becoming eligible to participate in the Plan and for any other purposes under the Plan as Section 409A shall require.

14.22

USERRA. Notwithstanding anything herein to the contrary, any election provided to a Participant as necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, shall be permissible hereunder.

14.23

Legal Fees To Enforce Rights After Change in Control.  Hovnanian Enterprises, Inc. and each Employer is aware that upon the occurrence of a Change in Control, the Committee or the governing body of a Participant's Employer (which might then be composed of new members) or a shareholder of Hovnanian Enterprises, Inc. or the Participant's Employer, or of any successor corporation might then cause or attempt to cause Hovnanian Enterprises, Inc., the Participant's Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause Hovnanian Enterprises, Inc. or the Participant's Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, it should appear to any Participant that Hovnanian Enterprises, Inc., the Participant's Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if Hovnanian Enterprises, Inc., such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then Hovnanian Enterprises, Inc. and the Participant's Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of Hovnanian Enterprises, Inc. and the Participant's Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against Hovnanian Enterprises, Inc., the Participant's Employer or any director, officer, shareholder or other person affiliated with Hovnanian Enterprises, Inc., the Participant's Employer or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, the Company has signed this Plan document, effective as of January 1, 2022.

K. HOVNANIAN COMPANIES, LLC,

a California corporation

By: ________________________________

Title: _______________________________